UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2015

CorGreen Technologies Holding Corporation
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)

001-55162	45-2898817
(Commission File Number)	(IRS Employer Identification No.)

9891 Irvine Center Drive, Suite 200, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

(855) 587-4249
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 26, 2015, the Company entered into two 12% Convertible Notes (the "Notes"), each in an amount of $15,000, with two non-affiliated shareholders of the Company.  The Maturity Date of the notes is two years from the effective date of each Note.  The Notes may be converted at the lesser of 1) $0.50, or 2) 50% of the lowest trade price in the 25 trading days prior to the date of conversion.  If the Company is not DWAC eligible at the time of conversion, an additional 10% discount shall apply, and if the Company is not DTC eligible at the time of conversion, an additional 5% discount shall apply.  Unless otherwise agreed by the Company and the Note holders, the Notes may not be converted in an amount that would result in either investor owning more than 9.99% of the outstanding shares of the Company's common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 22, 2015, Mr. Brian Loiselle resigned as Chief Financial Officer of the Company.  There were no disagreements between the Company and Mr. Loiselle.

Item 8.01 Other Events.

On September 17, 2015, a lawsuit was filed against the Company and its officers and directors by a shareholder of the Company.  The lawsuit lists claims related to accounting issues, breach of fiduciary duties and unjust enrichment.  The Company is currently in the process of meeting with counsel to determine a proper course of action with respect to the lawsuit.

9.01 Exhibits

Exhibit Number	Description

10.1	Form of Convertible Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORGREEN TECHNOLOGIES HOLDING CORPORATION

Date: November 27, 2015	/s/ R. Clinton Pyatt
R. Clinton Pyatt
Chief Executive Officer